Exhibit 10 - Legality of Shares Opinion

October 2, 2018

RAD Diversified REIT, Inc.
c/o Brandon Mendenhall
4115 West Spruce Street
Tampa, Florida 91730

Re:  Securities Registered Under Offering Statement on Form A-1

Ladies and Gentlemen:

        We have acted as counsel to you in connection with your filing of an Offering Statement on Form 1-A (CIK No. 0001721469) (as amended or supplemented, the "Offering Circular") pursuant to Rule 252(d) of Regulation A under the Securities Act of 1933, as amended (the "Securities Act"), relating to the filing of the Offering Statement and the offering by RAD Diversified REIT, Inc., a Maryland corporation (the "REIT"), of up to $50,000,000 of the REIT's common stock (the "Shares").

        This opinion letter is being delivered in accordance with Item 17 of Form 1-A under the Securities Act. We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact that are material to the opinions set forth below, on certificates of officers of the REIT.

        The opinion set forth below is limited to the Maryland General Corporate Law (which includes reported judicial decisions interpreting the Maryland General Corporate Law).  We express no opinion as to matters relating to securities or blue sky laws of any jurisdiction or any rules or regulations thereunder. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

        Based on the foregoing, we are of the opinion that the Shares have been duly authorized, and, upon issuance and delivery against payment therefor in accordance with the terms of that certain Subscription Agreement, a form of which is included as Exhibit 4 to the Offering Statement, the Shares will be validly issued and fully paid and holders of the Shares will have no obligation to make payments or contributions to the REIT or its creditors solely by reason of their ownership of the Shares.

        We hereby consent to the inclusion of this opinion as Exhibit 10 to the Offering Statement and to the references to our firm under the caption "Counsel for this Offering" in the Offering Statement.

Very truly yours,

Jack I. J'maev

Puritan Law

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